Exhibit 99.1
FOR IMMEDIATE RELEASE	For More Information Contact: William L. Warren (703) 480-5672 Warren.William@orbimage.com

ORBIMAGE ANNOUNCES ESTABLISHMENT OF 2005 AND LONGER TERM REVENUE AND OPERATING RESULTS GUIDANCE

(Dulles, VA, May 4, 2005) ORBIMAGE Inc. (OTCBB: ORBM) announced today that it had determined to establish guidance for its 2005 operations as well as longer term guidance giving effect to the anticipated successful launch of its next-generation satellite under the NextView program, OrbView-5, which it plans to have in operation in mid-2007.

Matthew O’Connell, ORBIMAGE’s President and Chief Executive Officer, issued the following statement in connection with today’s announcement: “In an effort to assist our investors in monitoring the future progress of the Company, we are initiating annual guidance for the Company. Although the Company has not historically provided guidance of this type, given the completion of a number of significant initiatives—such as our recent equity financing as well as the positive reception from our current customers and other participants in the international imagery markets to our award of the NextView Second Vendor contract and the positive industry dynamics that have resulted from our receipt of that award—we believe that initiating guidance is appropriate at this time. In addition, because of the significant impact that the NextView Second Vendor Award has and will continue to have on our Company, we are also providing estimates of the Company’s future performance following the launch of OrbView-5, our next-generation satellite currently under construction. This longer-term guidance is our current expectation of the Company’s results for the first full year of normal operations following the check out of OrbView-5. OrbView-5 is currently under construction and scheduled to launch in early 2007 and enter operating service in mid-2007. The design life for OrbView-5 is 7 years with an expected commercial life of approximately 10 years. At this time, we believe providing annual guidance is the most meaningful disclosure that the Company can provide, but we will continue to evaluate this decision as well as our ability to provide future guidance.”

The Company expects revenue for 2005 to be between $50 million and $60 million, which represents an increase of between 62% and 93% over 2004 revenues, and operating loss of between ($12.0) million and ($2.0) million (including approximately $24 million of depreciation and amortization expenses). Longer term, for the first full twelve months of normal operations following the in-orbit completion of check out of OrbView-5, the Company expects revenue to be between $350 million and $370 million (including approximately $158 million of deferred revenue recognized over the same period associated with the NGA cost reimbursement under the NextView Program) and operating profit to be between $198 million and $218 million (including approximately $158 million of deferred revenue and approximately $61 million of depreciation and amortization expenses). In addition, the Company expects capital expenditures on the OrbView-5 program through the expected launch in 2007 (including estimated costs for launch insurance) to be approximately $474 million for which NGA is providing reimbursement of $237 million. Since the award of the NextView contract in September 2004, the Company has raised approximately $107.6 million in new cash equity.

About ORBIMAGE:

ORBIMAGE is a leading global provider of Earth imagery products and services, with digital remote sensing satellites and an integrated worldwide image receiving, processing and distribution network. In addition to the high-resolution OrbView-3 satellite, ORBIMAGE operates the OrbView-2 ocean and land multispectral imaging satellite and the SeaStar Fisheries Information Service, which provides maps derived from essential oceanographic information to aid in commercial fishing. ORBIMAGE also produces value-added imagery products and provides advanced photogrammetric engineering services at its St. Louis facility. The company distributes its products directly to the U.S. government for national security and related mapping applications. Commercial sales are handled through a worldwide network of value-added resellers, regional distributors, sales agents, and select strategic partners. The company is currently building a next-generation satellite, OrbView-5, to support the National Geospatial-Intelligence Agency’s NextView image acquisition program. OrbView-5 is planned to be operational early in 2007.
To find more information about ORBIMAGE, please see our web site at http://www.orbimage.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. ORBIMAGE’s actual financial and operational results could differ materially from those anticipated. Risks related to our Company include:

Given our limited operating history, our future prospects are uncertain.

     Our business plan depends upon our ability to develop a customer base, distribution channels and value-added enhancements for our imagery products and services. We have entered into regional distribution agreements with three ground station customers in Asia, and our business model depends on our entering into additional regional distribution agreements to increase our revenues. Given our limited operating history, and in light of the risks, expenses and difficulties, we cannot provide assurances that we will be able to develop a sufficiently large revenue-generating customer base to compete successfully in the remote imaging industry.

We depend on contracts with U.S. government agencies for a substantial portion of our revenues. These government agencies can terminate their contracts at any time.

     Revenues from U.S. government contracts accounted for approximately 49%, 34% and 80% of our revenues for the years ended December 31, 2004, 2003 and 2002, respectively. U.S. government agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets or by imposing budgetary constraints. In addition, one or more of these government agencies may not continue to fund these contracts at current levels. Under the NextView imagery contract, for the six quarter period beginning on the date on which OrbView-5 becomes fully operational, which period we expect will end in September 2008, the U.S. government has agreed to order approximately $197 million in imagery sales from OrbView-5. Although we anticipate that the U.S. government will purchase imagery under this contract, we cannot assure you that they will order or purchase imagery up to the full level specified in the contract or at all. In addition, although we anticipate that these government agencies will continue to purchase imagery and imagery products from us after the termination of the contracts under the ClearView and NextView programs, we cannot assure you that they will continue to purchase at pre-termination levels or at all. If a U.S. government agency terminates or suspends any of its contracts with ORBIMAGE, or changes its policies, priorities, or funding levels, these actions would have a material adverse effect on our business, financial condition and results of operations.

Our NextView imagery purchasing contract is a firm fixed-price contract which could subject us to losses in the event that we have cost overruns.

     We have entered into the imagery purchasing portion of the NextView contract with the NGA on a firm fixed-price basis. This allows us to benefit from cost savings, but we carry the burden of cost overruns. If our initial cost estimates are incorrect, we may lose money on this contract. In addition, this contract has provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts then we may not realize the full benefits of the NextView contract. Our financial condition is dependent on our ability to maximize our earnings from our NextView contract. Lower earnings caused by cost overruns and cost controls would have a negative impact on our financial results.

We may encounter program delays in connection with the construction and launch of OrbView-5.

     The NextView contract is subject to a set schedule of milestones culminating in the planned launch of OrbView-5 in early 2007. The construction of the OrbView-5 satellite and related ground system requires a large amount of advanced technical and engineering work to be done in a relatively short period of time. Because different areas of the program are interconnected with other areas of the program, a delay in one area of the program could cause delays in other areas of the program. The failure to launch OrbView-5 on time or to achieve system check-out on time or at all could affect our ability to provide the full amount of anticipated imagery and imagery products to the NGA during the post-launch period under the NextView contract and could cause ORBIMAGE to receive less in revenues for imagery under the NextView imagery contract, which could cause a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that our satellites will operate as designed.

     Our OrbView-3 satellite employs advanced technologies and sensors that are subject to severe environmental stresses in space that could affect the satellite’s performance. Our OrbView-5 satellite will employ even more advanced technologies and sensors. Employing advanced technologies is further complicated by the fact that the satellite is in space. Hardware component problems in space could lead to degradation in performance or loss of functionality of the satellite, with attendant costs and revenue losses. In addition, human operators may execute improper implementation commands that negatively impact a satellite’s performance.

     We cannot assure you that OrbView-3 will continue to operate successfully in space throughout its expected design life. In addition, we cannot assure you that we will successfully launch OrbView-5 or that, once launched, OrbView-5 will operate successfully. Even if a satellite is operated properly, minor technical flaws in the satellite’s sensors could significantly degrade their performance, which could materially affect our ability to market our products successfully.

     Our business model depends on our ability to sell imagery from two high-resolution satellites. We do not presently have plans to construct and launch a replacement satellite for OrbView-3 if it fails prematurely. The loss or failure of OrbView-5 to be placed into service, or the permanent loss of OrbView-3, particularly if such loss were to occur prior to OrbView-5 being placed into service, would materially and adversely affect our operations and financial condition.

Satellites have limited useful lives and are expensive to replace.

     Satellites have limited useful lives. We determine a satellite’s useful life, or its design life, using a complex calculation involving the probabilities of failure of the satellite’s components from design or manufacturing defects, environmental stresses or other causes. The design lives of our satellites are as follows:

Satellite	Design Life
OrbView-2..	7 1/2 years (launched in August 1997)
OrbView-3..	5 years (launched in June 2003)
OrbView-5..	7 years (anticipated launch early 2007)

     The design lives of these satellites are affected by a number of factors, including the quality of construction, the supply of fuel, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits in which the satellites are placed. Random failure of satellite components could cause damage to or loss of the use of a satellite before the end of its design life. In rare cases, electrostatic storms or collisions with other objects could damage our satellites. We cannot assure you that each satellite will remain in operation for its design life. We expect the performance of each satellite to decline gradually near the end of its design life. Despite the fact that OrbView-2’s seven and a half year design life is expired, we currently expect to continue commercial operations with OrbView-2 for up to two and a half more years. However, notwithstanding the ongoing successful operation of OrbView-2, we can offer no assurance that it will maintain its prescribed orbit or remain commercially operational past its design life.

     We anticipate using funds generated from operations to develop plans for follow-on high-resolution imagery satellites. If we do not generate sufficient funds from operations, we will not be able to deploy OrbView-5 or other potential follow-on satellites to replace OrbView-3 at the end of its design life. In addition, we may need to obtain financing from outside sources to deploy follow-on satellites to replace OrbView-3. We cannot assure you that we will be able to generate sufficient funds from operations or to raise additional capital, on favorable terms or on a timely basis, if at all, to develop or deploy follow-on high-resolution satellites.

Limited insurance coverage and availability may prevent us from obtaining insurance to cover all risks of loss.

     We plan to obtain launch insurance on OrbView-5, and to continue to maintain on-orbit operations insurance for OrbView-3 and OrbView-5, to the extent that such coverage can be obtained at a premium that is not disproportionately high. This insurance may not be sufficient to cover the cost of a replacement high-resolution imagery satellite such as OrbView-3 or OrbView-5. We do not carry any insurance coverage for the OrbView-2 satellite. In addition, we may find it difficult to insure against certain risks, such as partial degradation of functionality of a satellite.

     Insurance market conditions or factors outside our control at the time we are in the market for the required insurance, such as failure of a satellite using similar components or a similar launch vehicle, could cause premiums to be significantly higher than current estimates. Higher premiums on insurance policies will increase our costs, thereby reducing our operating income by the amount of such increased premiums. Should the future terms of launch and on-orbit insurance policies become less favorable than those currently available, this may result in limits on amounts of coverage that we can obtain or may prevent us from obtaining insurance at all.

We cannot assure you that the market will accept our products and services.

     Our success depends on existing markets accepting our imagery products and services and our ability to develop new markets. Our business plan is based on the assumption that we will generate significant future revenues from sales of high-resolution imagery produced by OrbView-3, and eventually OrbView-5, to our existing markets and new markets. The commercial availability of high-resolution satellite imagery is still a fairly recent phenomenon. Consequently, it is difficult to predict accurately the ultimate size of the market and the market acceptance of our products and services. Our strategy to target certain markets for our satellite imagery relies on a number of assumptions, some or all of which may be incorrect. Actual markets could vary materially from the potential markets that we have identified.

     We cannot accurately predict whether our products and services will achieve significant market acceptance or whether there will be a market for our products and services on terms we find acceptable. Market acceptance of our high-resolution satellite imagery products depends on a number of factors, including the spatial and spectral quality, scope, timeliness, sophistication and price and services and the availability of substitute products and services. Lack of significant market acceptance of our products and services, particularly our high-resolution imagery products and services, delays in acceptance, or failure of certain markets to develop would negatively affect our business, financial condition and results of operations.

We may not successfully compete in the remote imaging industry.

     Our products and services will compete with satellite and aircraft-based imagery and related products and services offered by a range of private and government providers. Certain of these competitors may have greater financial, personnel and other resources than we have. Our major existing and potential competitors for high-resolution satellite imagery include:

•	Space Imaging Inc., which operates a high-resolution satellite with more advanced technical capabilities than OrbView-3 and has been delivering high-resolution imagery to its customers since 1999; and

•	DigitalGlobe Inc., which operates a high-resolution satellite with higher resolution than OrbView-3 and is currently developing two next generation satellites which will have more advanced technologies and capabilities than OrbView-3, one of which is planned to be in service by 2006, and the other of which we expect would go into service within a few months thereafter.

     There are several international competitors, a number of which have announced programs, which could compete with us for high-resolution satellite imagery customers in the future. These competitors include National Remote Sensing Agency, Department of Space, Government of India; RADARSAT International (Canada); ImageSat International N.V. (Israel) and Spot Image SA (France).

     The U.S. government and foreign governments also may develop, construct, launch and operate remote imaging satellites that generate imagery competitive with our products and services. The U.S. government currently relies and is likely to continue to rely on government-owned and operated systems for highly classified satellite-based high-resolution imagery. The U.S. government could also reduce its purchases from commercial satellite imagery providers or decrease the number of companies to which it contracts with no corresponding increase in total amount spent. Similarly, foreign governments may launch their own imagery satellites rather than purchasing imagery from commercial imagery providers such as us. In addition, such governments could sell imagery from their own satellites, which would compete with our imagery products.

     Our competitors or potential competitors with greater resources than ours could in the future offer satellite-based imagery or other products having more attractive features than our products. The emergence of new remote imaging technologies, even if not ultimately successful, could negatively affect our marketing efforts. More importantly, if competitors continue to develop and launch satellites with more advanced capabilities and technologies than ours, our business and results of operations could be harmed.

Failure to obtain or maintain regulatory approvals could result in service interruptions or could impede us from executing our business plan.

     FCC Approvals. Our operation of satellites and earth stations requires licenses from the U.S. Federal Communications Commission (the “FCC”). The FCC regulates the construction, launch and operation of our satellites, the use of satellite spectrum, and the licensing of our earth station terminals located within the United States. We currently operate OrbView-2 pursuant to experimental authority. Our experimental FCC license expires in 2007. The FCC granted authority to launch and operate OrbView-3 and to operate the associated earth station systems in 1999. The license to operate OrbView-3 will expire in 2014, and the licenses to operate the earth stations will expire in 2009. The FCC generally renews licenses routinely, but there can be no assurance that our licenses will be renewed at their expiration dates for full terms or without adverse conditions. Failure to renew these licenses could have a material adverse affect on our ability to generate revenue and conduct our business as currently planned.

     We are currently in the process of preparing an application requesting an FCC license for OrbView-5. Failure to obtain such license on a timely basis or imposition of conditions on such authorization could impair our ability to meet the launch schedule or to satisfy our obligations under the NextView contract.

     Other Domestic Approvals. Our business also requires licenses from the U.S. Department of Commerce (the “DoC”) and the U.S. Department of State. The DoC licenses provide that the U.S. government may interrupt service or otherwise limit our ability to distribute satellite images to certain parties in order to address national security or foreign policy concerns. Actual or threatened interruptions or limitations on our service could adversely affect our ability to market our products abroad. In addition, the DoC has the right to review and approve our agreements with international customers for high- resolution optical imagery. We have received such approval for our current international customer agreements. However, such reviews could delay or prohibit us from executing new international distributor agreements or amending our existing agreements.

     In connection with distributor agreements, we have in the past and may in the future supply our international customers with earth stations that enable these customers to downlink data directly from our satellites. Exporting these earth stations and technical information relating to these stations may require us to obtain export licenses from the DoC or the U.S. Department of State. We have obtained the licenses we currently need in order to export the equipment and information required by our existing contracts and by our current operations, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain. If the DoC or the Department of State does not issue these export licenses in connection with future exports, or if these licenses are significantly delayed or contain restrictions, or if the DoC or the Department of State revokes, suspends or denies a request for renewal of existing licenses, our financial condition and results of operations could be materially adversely affected.

     International Registration and Approvals. The use of satellite spectrum is subject to the requirements of the International Telecommunication Union (the “ITU”). Additionally, satellite operators must abide by the specific laws of the countries in which downlink services are provided from the satellite to earth station terminals within such countries.

     The FCC has coordinated the operations of OrbView-2 and OrbView-3 pursuant to ITU requirements, and we expect the FCC to do so for OrbView-5. Coordination with other satellite systems helps to prevent interference from or into existing or planned satellite operations. We do not expect significant issues relating to the coordination of our satellites due to the nature of satellite imaging operations; however, if the FCC fails to obtain the necessary coordination for OrbView-5 in a timely manner, it could have a material adverse effect on our business, financial condition and results of operations.

     Our customers or distributors are responsible for obtaining local regulatory approval from the governments in the countries in which they do business to receive imagery downlinked directly from OrbView-2 and OrbView-3 to earth stations within such countries. If these regional distributors are not successful in obtaining the necessary approvals, we will not be able to distribute real time OrbView imagery in those regions. Our inability to offer real time service in a significant number of foreign countries could negatively affect our business. In addition, regulatory provisions in countries where we wish to operate may impose unduly burdensome restrictions on our operations. Our business may also be adversely affected if the national authorities where we plan to operate adopt treaties, regulations or legislation unfavorable to foreign companies.

Foreign distributors and domestic value-added resellers may not expand commercial markets.

     We rely on foreign regional distributors to market and sell internationally a significant portion of our imagery from OrbView-3. We also intend to rely on foreign regional distributors for OrbView-5 and have intensified our efforts to further develop our operations in overseas markets. We expect our existing and future foreign regional distributors to act on behalf of, or contract directly with, foreign governments to sell imagery for national security and related purposes. These regional distributors may not have the skill or experience to develop regional commercial markets for our products and services. If we fail to enter into regional distribution agreements on a timely basis or if our foreign regional distributors fail to market and sell our imagery products and services successfully, these failures would negatively impact our business, financial condition and results of operations, and our ability to service our debt.

     We intend to rely on value-added resellers to develop, market and sell our products and services to address certain target markets, including domestic markets. If our value-added resellers fail to develop, market and sell our products and services successfully, this failure would negatively affect our business, financial condition and results of operations, and our ability to service our debt.

Our international business exposes us to risks relating to increased regulation and political or economic instability in foreign markets.

     In 2004, approximately 47% of our revenues were derived from international sales, and we intend to continue to pursue international contracts. We expect to derive substantial revenues from international sales of our products and services. International operations are subject to certain risks, such as:

•	changes in domestic and foreign governmental regulations and licensing requirements

•	deterioration of relations between the United States and a particular foreign country

•	increases in tariffs and taxes and other trade barriers

•	changes in political and economic stability, including fluctuations in the value of foreign currencies, which may make payment in U.S. dollars, as provided for under our existing contracts, more expensive for foreign customers

•	difficulties in obtaining or enforcing judgments in foreign jurisdictions.

     These risks are beyond our control and could have a material adverse effect on our business.

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